Exhibit 1

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2003

May 14, 2004

FAIRFAX FINANCIAL HOLDINGS LIMITED
ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2003

May 14, 2004

INDEX

	Page Reference
	Annual	2003
	Information Form	Annual Report(1)
CORPORATE STRUCTURE

Name and Incorporation	2
Principal Subsidiaries	2 - 3

GENERAL DEVELOPMENT OF THE BUSINESS	4 - 6

Number of Employees	6

NARRATIVE DESCRIPTION OF THE BUSINESS

Review of Business		5-18
Segmented Information		42-44
Sources of Revenue		50-51
Insurance and Reinsurance Operations		2, 10-13, 57-104
Runoff Operations		3, 61-66, 81-82
Claims Adjusting Operations		3, 13, 66-67
Investments		15-16, 32-33, 105-110

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Consolidated Financial Statements		22-26
Notes to Consolidated Financial Statements		27-48
Consolidated Financial Summary		127
Financial Position		14, 110-115
Net Earnings		9-10, 51-69
Dividends	6

MANAGEMENT’S DISCUSSION AND ANALYSIS		49-118

MARKET FOR SECURITIES	6

DIRECTORS AND OFFICERS

Directors	7
Officers	7
Directors and Officers — Ownership of Securities	8

ADDITIONAL INFORMATION	8

(1)	Incorporated by reference from the Fairfax Financial Holdings Limited 2003 Annual Report.

Except as otherwise noted, all information given is at, or for the fiscal year ended, December 31, 2003.

Copies of this Annual Information Form, as well as copies of the Fairfax Financial Holdings Limited 2003 Annual Report (part of which is incorporated herein by reference), may be obtained from the Corporate Secretary, at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7. See “Additional Information”.

CORPORATE STRUCTURE

Incorporation of the Issuer

Fairfax Financial Holdings Limited (“Fairfax” or the “Corporation”) was incorporated under the Canada Corporations Act on March 13, 1951 and continued under the Canada Business Corporations Act in 1976. Its original name of Markel Service of Canada Limited was subsequently changed to Markel Financial Holdings Limited and, in May 1987, to Fairfax Financial Holdings Limited.

Various amendments to its articles have established the existing classes of shares: preferred shares, and multiple voting and subordinate voting (common) shares.

The registered and head office of the Corporation is located at 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7.

Subsidiaries

The following are Fairfax’s principal subsidiaries as at December 31, 2003. Indented companies are subsidiaries of the non-indented company which precedes them. At May 14, 2004, all subsidiaries are wholly-owned (TRG Holding Corporation as to a 100% economic and voting interest), directly or through another subsidiary, except for Odyssey Re Holdings Corp., a public company of which Fairfax owns 80.6%, Lindsey Morden Group Inc., a public company of which Fairfax owns 75.0% of the equity and 89.5% of the votes and Northbridge Financial Corporation, a public company of which Fairfax owns 59.0%. See “General Developments of the Business”.

Name	Jurisdiction of Incorporation
Canadian insurance subsidiaries
Northbridge Financial Corporation	Canada
Commonwealth Insurance Company	Canada
Commonwealth Insurance Company of America	Washington
Federated Holdings of Canada Limited	Canada
Federated Insurance Company of Canada	Canada
Federated Life Insurance Company of Canada	Canada
Lombard General Insurance Company of Canada	Canada
Lombard Insurance Company	Canada
Zenith Insurance Company	Canada
Markel Insurance Company of Canada	Canada

U.S. insurance subsidiaries
Crum & Forster Holdings Corp.	Delaware
United States Fire Insurance Company	Delaware
The North River Insurance Company	New Jersey
Seneca Insurance Company, Inc.	New York
Fairmont Insurance Company	California
Guild Napa Insurance Services	California
Falcon (1998) Company Limited	Hong Kong

Odyssey Re Group reinsurance subsidiaries
Odyssey Re Holdings Corp.	Delaware
Odyssey America Reinsurance Corporation	Connecticut
Clearwater Insurance Company	Delaware

Other reinsurance subsidiaries
CRC (Bermuda) Reinsurance Limited	Bermuda
Wentworth Insurance Company Ltd.	Barbados

Runoff subsidiaries
TRG Holding Corporation	Delaware
The Resolution Group, Inc.	Delaware
RiverStone Group LLC	Delaware
RiverStone Resources LLC	Delaware
TIG Insurance Company	California
nSpire Re Limited	Ireland
Sphere Drake Insurance Limited	U.K.
RiverStone Insurance (UK) Limited	U.K.

Name	Jurisdiction of Incorporation
Claims adjusting subsidiaries
Lindsey Morden Group Inc.	Canada
Cunningham Lindsey Canada Limited	Canada
Cunningham Lindsey U.S. Inc.	Texas
Cunningham Lindsey Europe B.V.	Netherlands
Cunningham Lindsey United Kingdom	U.K.
Cunningham Lindsey International Ltd.	U.K.

Investment management subsidiary
Hamblin Watsa Investment Counsel Ltd.	Canada

Information technology solutions subsidiary
MFXchange Holdings Inc.	Ontario

GENERAL DEVELOPMENT OF THE BUSINESS

Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management.

As the majority of Fairfax’s operations are in the United States or conducted in U.S. dollars, effective December 31, 2003, Fairfax began reporting its consolidated financial statements in U.S. dollars. All comparative financial information, financial data and other monetary data in this Annual Information Form is reported in U.S. dollars unless otherwise noted.

The total assets of Fairfax have increased from $22.2 billion as at December 31, 2001 to $25.0 billion as at December 31, 2003. During this same period common shareholders’ equity has increased from $2.1 billion to $2.7 billion. For the year ended December 31, 2002 Fairfax had revenue of $4.0 billion and net earnings of $263.0 million. For the year ended December 31, 2003, Fairfax had revenue of $5.7 billion and net earnings of $271.1 million.

Significant events for Fairfax in the last three years include:

X	On June 14, 2001, Odyssey Re Holdings Corp. (OdysseyRe), the U.S. holding company for Odyssey America Reinsurance Corporation and its subsidiaries, issued 17,142,857 common shares, in an initial public offering, at $18 per share for net proceeds of $284.8 million. Fairfax and its wholly-owned subsidiary, TIG Insurance Company (TIG), received $233.5 million in cash from these proceeds.

X	Effective December 16, 2002, there was a comprehensive restructuring of TIG, consisting of the following three components: (a) TIG discontinued its MGA-controlled program business in Dallas, which accounted for about half of TIG’s net premiums written in 2002, and restructured the remainder of its operations, (b) Fairfax acquired the remaining 72 1/2% economic interest in TRG Holding Corporation (TRG) (the parent company of International Insurance Company (IIC)) in exchange for payments over the next 15 years and (c) TIG and IIC merged and distributed CDN$1.25 billion of assets to Fairfax (initially held in trust for TIG’s benefit).

X	On March 4, 2003, Fairfax, through a subsidiary, purchased 4,300,000 outstanding common shares of Odyssey Re Holdings Corp. in a private transaction, increasing Fairfax’s ownership of OdysseyRe to 80.6%. As consideration, the subsidiary issued $78,045,000 principal amount of 3.15% Exchangeable Notes due February 28, 2010 which are exchangeable into 2,150,000 OdysseyRe common shares for two week periods commencing on each of November 19, 2004 and February 16, 2005.

X	On May 2, 2003, reinsurers led by Chubb Re (Bermuda) Ltd., on behalf of Federal Insurance Company, agreed to provide up to $200 million of the $300 million adverse development cover relating to TIG’s reserves which was being provided by Fairfax’s ORC Re subsidiary.

X	On May 28, 2003, Northbridge Financial Corporation (Northbridge), a wholly-owned subsidiary of Fairfax which holds Lombard, Commonwealth, Markel and Federated, Fairfax’s Canadian insurance subsidiaries, issued 13,400,000 common shares in an initial public offering at CDN$15 per share for gross proceeds of CDN$201 million. Fairfax granted the underwriters a 30-day option to purchase up to an additional 1,340,000 shares at the same price to cover over-allotments.

X	On June 5, 2003, Fairfax’s wholly owned subsidiary Crum & Forster Holdings Corp. (Crum & Forster), completed its offering of $300 million of 10.375% senior notes due June 15, 2013 at an issue price of 96.985%. The notes were sold on a private basis in the United States under Rule 144A of the U.S. Securities Act of 1933. The net proceeds of approximately $281 million were subject to escrow for up to 90 days until it was established that Crum & Forster would be permitted under Fairfax bank agreements to issue the notes.

X	On June 10, 2003, the underwriters of the May, 2003 initial public offering of Northbridge exercised their full over-allotment option to purchase 1,340,000 common shares of Northbridge from a subsidiary of Fairfax at CDN$15.00 per share. Net proceeds to Fairfax from the exercise of the option were approximately CDN$19 million.

X	On June 30, 2003, the net proceeds of the $300 million private debt issue by Crum & Forster were released. After issue expenses and establishing an escrow to fund the first four interest payments on the debt of approximately $63.1 million, over $210 million was distributed to Fairfax for use in purchasing or repaying outstanding indebtedness or to invest in cash, short term investments or marketable securities.

X	On June 30, 2003, Fairfax announced the renegotiation of its syndicated credit facility with ten banks extending the facility to December 31, 2005 and providing aggregate revolving credit facilities of CDN$474 million, declining to CDN$337 million on September 30, 2003 and to CDN$269 million by September 30, 2004. There were CDN$240 million of letters of credit outstanding under the facility.

X	On July 8, 2003, Fairfax received a judgment from the Commercial Court in London, England finding in favour of Fairfax’s European runoff subsidiary, Sphere Drake, entitling it to avoid paying losses under inward reinsurance contracts purportedly placed on its behalf.

X	On July 8, 2003, Fairfax announced a proposed U.S. private convertible debt issue and on July 9, 2003 priced the private offering of $150 million of its 5% convertible senior debentures due July 15, 2023. On July 14, 2003, Fairfax completed the private placement at an issue price of 100%. The debentures rank equally in right of payment with Fairfax’s existing and future unsecured an unsubordinated indebtedness. Net proceeds from the offering were approximately $145 million.

X	On July 18, 2003, Fairfax announced that the initial purchasers of its offering of 5% convertible senior debenture due July 15, 2023 exercised their full option to acquire $50 million of additional debentures at a price of 100%. Net proceeds to Fairfax from the exercise of this option were approximately $48.7 million.

X	On September 22, 2003, Fairfax commenced a normal course issuer bid for up to 1 million of its subordinate voting shares which expires September 21, 2004.

X	On December 23, 2003, Fairfax announced that a wholly-owned subsidiary entered into a $300 million revolving letter of credit facility syndicated by 11 banks to be used to provide letters of credit for reinsurance contracts of nSpire Re provided for the benefit of other Fairfax subsidiaries.

X	On April 13, 2004, Fairfax filed a universal shelf prospectus with the Canadian securities regulatory authorities and, on April 20, 2004, Fairfax filed a shelf registration statement with the U.S. Securities and Exchange Commission which allows Fairfax to offer up to $750 million of debt, equity or other securities in Canada and the United States.

X	On April 20, 2004 Fairfax announced that it entered into an agreement with a syndicate of underwriters to sell 6,000,000 common shares of Northbridge at a price of CDN$25.60 per common share, representing aggregate net proceeds of approximately CDN$146 million to Fairfax. The offering is expected to close on or about May 18, 2004 and will result in Fairfax reducing its ownership position in Northbridge from 71% to 59%.

X	On April 29, 2004, Fairfax closed a tender and exchange offer whereby noteholders tendered $39.4 million principal amount of the 8.125% Notes of TIG Holdings, Inc. due 2005, $94.5 million principal amount of the 7.375% Notes of Fairfax due 2006 and $70.7 million of the 6.875% Notes of Fairfax due 2008 in exchange for $58.2 million in cash and $160.4 million aggregate principal amount of 7.75% Notes of Fairfax due 2012.

X	On April 29, 2004, Fairfax announced that the California Department of Insurance approved the release of 26.4 million shares of OdysseyRe from the trust established for TIG’s benefit. Two million shares of OdysseyRe and all of the shares of Fairmont Specialty Group and its subsidiaries continue to be held in trust. The California Department also approved a one-year deferral of the payment of a $100.0 million final note installment originally due to TIG on June 30, 2004.

Number of Employees

As at December 31, 2003, Fairfax (the holding company) had 22 employees; its operating subsidiaries had in aggregate approximately 8,000 employees.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Dividends

Fairfax did not pay dividends on its subordinate voting or multiple voting shares from 1984 to 2001, although no restrictions existed which would have prevented the payment of dividends. The Corporation paid an initial annual dividend of CDN$1.00 per subordinate voting or multiple voting share on January 24, 2002. On December 23, 2002, the Corporation declared an annual dividend of CDN$1.50 per share on its subordinate voting and multiple voting shares, which was paid on January 27, 2003. Dividend payments on the preferred shares, Series A, commenced during the 2000 calendar year. On December 24, 2003, the Company declared a dividend of $1.40, payable on January 28, 2004. The dividend is payable in U.S. dollars since Fairfax adopted the U.S. dollar as its reporting currency commencing with the 2003 fiscal year. Future dividends, if any, are expected to be paid in U.S. currency.

MARKET FOR SECURITIES

The subordinate voting shares of Fairfax are listed on The Toronto Stock Exchange and (since December 18, 2002) the New York Stock Exchange (symbol FFH).

DIRECTORS AND OFFICERS

Directors of the Corporation
Name and municipality
of residence	Principal occupation during the last five years	Date first elected
Frank B. Bennett	President, Artesian Capital Management, Inc.	2003
Vancouver, B.C.

Anthony F. Griffiths	Independent Consultant and Corporate Director	2002
Toronto, Ont.

Robbert Hartog	President, Robhar Investments Ltd.	1985
Perkinsfield, Ont.

V. Prem Watsa	Chairman and Chief Executive Officer, Fairfax; Vice President,
Toronto, Ont.	Hamblin Watsa Investment Counsel Ltd.	1985

Each director holds office for one year or until a successor is elected or appointed.

Officers of the Corporation
Name and municipality	Principal occupation during the last five years
of residence	(office is with Fairfax, unless otherwise specified)	Office held
Trevor J. Ambridge	Vice President and Chief Financial Officer	Vice President and
Toronto, Ont.		Chief Financial Officer

Sammy Y. Chan	Vice President	Vice President
Toronto, Ont.

Francis Chou	Vice President	Vice President
Toronto, Ont.

Jean Cloutier Toronto, Ont.	Since March 1999, Vice President and (since April 2001) Chief Actuary; Prior thereto, Vice President, Actuarial Services, Lombard Canada Ltd.	Vice President and Chief Actuary

J. Paul T. Fink	Vice President	Vice President
Brampton, Ont.

Jonathan Godown	Since September 2001, Vice President;	Vice President
Newmarket, Ont.	Prior thereto, Principal and Financial Consultant, Milliman & Robertson

Bradley P. Martin	Vice President and (since September 2002) Corporate Secretary	Vice President and
Toronto, Ont.		Corporate Secretary

Paul Rivett	Since April 2004, Vice President	Vice President
Toronto, Ont.	Prior thereto, Attorney, Shearman & Sterling LLP

Eric P. Salsberg	Vice President, Corporate Affairs	Vice President,
Toronto, Ont.		Corporate Affairs

Ronald Schokking	Vice President, Finance	Vice President,
Thornhill, Ont.		Finance

V. Prem Watsa	Chairman and Chief Executive Officer;	Chairman and Chief
Toronto, Ont.	Vice President, Hamblin Watsa Investment Counsel Ltd.	Executive Officer

M. Jane Williamson	Since June 2001, Vice President	Vice President
Toronto, Ont.	Prior thereto, Partner, PricewaterhouseCoopers LLP, Toronto

Directors and Officers — Ownership of Securities

As at December 31, 2003, the directors and senior officers of Fairfax, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, 5.6% of the subordinate voting shares and 100% of the multiple voting shares of Fairfax. This includes the 0.4% of the subordinate voting shares and the 100% of the multiple voting shares owned by The Sixty Two Investment Company Limited, which is controlled by V. Prem Watsa.

Fairfax is required to have an audit committee. As at December 31, 2003, its members were Robbert Hartog (Chair), Frank B. Bennett and Anthony Griffiths. Fairfax does not have an executive committee.

ADDITIONAL INFORMATION

The Corporation will provide to any person, upon request to the Corporate Secretary at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7, the following information: (a) when securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities: (i) one copy of the Corporation’s Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference therein; (ii) one copy of the comparative financial statements of the Corporation for its most recently completed financial year for which financial statements have been filed together with the accompanying report of the auditors and one copy of the most recent interim financial statements of the Corporation that have been filed, if any, for any period after the end of the most recently completed financial year; (iii) one copy of the management proxy circular in respect of the most recent annual meeting of shareholders; and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus that are not required to be provided under (i) to (iii) above; or (b) at any other time, one copy of any of the documents referred to in (a)(i), (ii) and (iii) above, provided that the Corporation may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Corporation.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Corporation’s securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Corporation’s Management Proxy Circular dated March 1, 2004. Additional financial information is provided in the Corporation’s consolidated comparative financial statements for the fiscal year ended December 31, 2003, which form part of the Corporation’s 2003 Annual Report.